Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-23659

LOGO
                                                  PEI
                                                  Pennsylvania Enterprises, Inc.


                                          This letter amends and supplements the
                                          prospectus   dated  April  23,   1999,
                                          relating    to    the     Pennsylvania
                                          Enterprises,   Inc.  (the   "Company")
                                          Customer   Stock  Purchase  Plan  (the
                                          "Plan")


                                          June 10, 1999



Dear Customer:

            Thank you for your interest in the Customer Stock Purchase Plan of Pennsylvania Enterprises, Inc. Our Board of Directors recently announced its approval of a definitive merger agreement with Southern Union Company, an international energy company headquartered in Austin, Texas. As a result of this planned merger, and after carefully considering this matter, we have concluded to suspend the Plan effective June 7, 1999. Therefore, we are no longer accepting investments in the Plan and are returning or refunding any amounts sent to us in connection with the investment period ending June 30, 1999. If we received your investment prior to June 7, 1999, a Pennsylvania Enterprises, Inc. refund check is enclosed. If we received your investment on or after June 7, 1999, your personal check or money order is enclosed.

            If circumstances change and if the Company determines that it is desirable to reinstate the Plan, the Company will notify the eligible participants accordingly. Once again, thank you for your interest in Pennsylvania Enterprises, Inc. and the Customer Stock Purchase Plan.

                                          Very truly yours,

                                          /s/ Thomas F. Karam

                                          Thomas F. Karam
                                          President and Chief Executive Officer

ONE PEI CENTER
WILKES-BARRE, PA  18711-1801